Exhibit 99.1

VAALCO HOSTS ANNUAL GENERAL MEETING OUTLINING REFRESHED STRATEGIC TARGETS

HOUSTON – June 8, 2021 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (“VAALCO” or the “Company”) held its Annual General Meeting on Thursday, June 3 and outlined near-term value drivers to support accretive growth and generate shareholder returns.

Key Highlights of the refreshed strategy outlined at the Annual General Meeting:

•	Execute 2021/2022 drilling and workover program offshore Gabon at Etame targeting an increase of 7,000 – 8,000 gross barrels of oil per day with significant recoverable reserves conversion;
•	Maintain operational excellence, cost discipline and strong balance sheet:
o	Replacing the existing FPSO with an FSO at Etame in Q3 2022 could reduce VAALCO’s annual operating costs by 15% to 25%;
o	Materially de-risking funding of 2021/2022 drilling program and forecasted FSO conversion costs through hedging;
•	Unlock meaningful potential in Equatorial Guinea by reviewing near-term production development opportunities on Block P; and
•	Continue to pursue value accretive opportunities within VAALCO’s strategic focus area in West Africa.

George Maxwell, Chief Executive Officer, commented, “We recently held our Annual General Meeting where we outlined the pillars for our strategic vision. We plan to continue to profitably develop our world-class Etame asset offshore Gabon and successfully execute our upcoming 2021/2022 drilling and workover campaign. We have several initiatives underway geared toward maximizing our netbacks including our proposed FSO conversion and other cost saving initiatives. Through our hedging program, our capital commitments over the next 12 months are expected to be fully funded through our cash flow and cash on hand. We are reviewing near-term production development opportunities on Block P in Equatorial Guinea. As you can see, we are firmly focused on maximizing shareholder returns while we progress our refreshed strategic objectives focused on accretive growth.”

VAALCO has posted an updated investor presentation on its web site, www.vaalco.com under the Investor Relations tab that was created for the Annual General Meeting.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 58.8% working interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 120 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Kelsey Traynor / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, our ability to find a replacement for the FPSO or to renew the FPSO charter, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future and pending acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.